Century Communities Reports Record Third Quarter 2020 Results

- Net Income Increased 84% to a Third Quarter Record $49.8 Million or $1.48 Per Diluted Share -

- Net New Home Contracts Increased 57% to a Company Record 3,204 Homes -

- Revenues Increased to a Company Record $794.4 Million or 35% -

-  EBITDA Increased 65% to a Company Record $87.0 Million  -

-  Improved Outlook for Full Year 2020 -

Greenwood Village, Colorado (October 28, 2020) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its third quarter ended September 30, 2020.

Third Quarter 2020 Highlights Compared to Third Quarter 2019

•	Net income increased 84% to a third quarter record $49.8 million or $1.48 per diluted share
•	Home sales revenues increased 32% to a third quarter record $760.2 million
•	Home deliveries grew to a third quarter record 2,283 homes or 21%
•	Net new home contracts increased 57% to a Company record 3,204 homes
•	Homes in backlog improved 35% to a Company record 3,699 homes with a value of $1.3 billion
•	Pre-tax income improved 86% to a Company record $64.9 million
•	EBITDA increased 65% to a Company record $87.0 million
•	Net homebuilding debt to net capital improved to 32.9%, a 21% reduction
•	Quarter end total liquidity of $955 million

Dale Francescon, Co-Chief Executive Officer, stated, “We achieved multiple milestones in the third quarter, including record third quarter home sales revenues and net income along with our highest net new home contracts and pre-tax income in Company history. The improvements we experienced in SG&A, leverage, liquidity, cash flows and other financial and operating metrics were created by the many strategic initiatives we previously instituted across our organization to drive execution and efficiency gains. These record results demonstrate the consumer appeal of the homes we offer and the power of our national platform as we successfully capture the strong demand we are witnessing across the entire new home market.”

Rob Francescon, Co-Chief Executive Officer, said, “We generated a 57% year-over-year increase in net new contracts to a record 3,204 homes through the balanced contribution from both our Century Communities and Century Complete brands. We grew our sequential land supply in every region ending the quarter at nearly 45,000 lots while continuing to emphasize a land-light strategy with our controlled lot mix increasing to 56%.  Century’s record backlog and lot supply coupled with our extensive footprint across diversified, high-growth markets have us advantageously positioned to generate continued organic growth and create additional, long-term value for our stockholders.”

Third Quarter 2020 Results

Net income for the third quarter 2020 increased 84% to $49.8 million, or $1.48 per diluted share as compared to $27.0 million or $0.87 per diluted share for the prior year quarter.

Home sales revenues for the third quarter 2020 increased 32% to $760.2 million, compared to $573.9 million for the prior year quarter. The growth in home sales revenues was primarily due to a 21% increase in deliveries to 2,283 homes compared to 1,891 homes for the prior year quarter. Average sales price of home deliveries for the third quarter 2020 was  $333,000, compared to $303,500 in the prior year quarter, primarily due to a higher proportion of deliveries from our Century Communities brand and our efforts to increase home prices. Across our markets in the third quarter, we were successful in raising prices in order to offset the increased materials costs we experienced.

Adjusted homebuilding gross margin percentage, excluding interest, was 20.0% in the third quarter of 2020, as compared to 20.6% in the prior year quarter. On a sequential basis, adjusted homebuilding gross margin percentage improved 50 basis points from 19.5% in the previous second quarter. Homebuilding gross margin percentage in the third quarter 2020 was 17.5%, as compared to 18.1% in the prior year quarter. SG&A as a percent of home sales revenues improved 140 basis points to 11.3%, compared to 12.7% in the prior year quarter.

Net new home contracts in the third quarter 2020 increased 57% to 3,204 homes, compared to 2,046 homes in the prior year quarter. At the end of the third quarter 2020, the Company had 3,699 homes in backlog, representing $1.3 billion of backlog dollar value.

Financial services revenues increased to $32.0 million compared to $10.4 million in the prior year quarter, and financial services pretax income increased to $17.5 million from $2.2 million.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position including $1.2 billion of stockholders’ equity, $315 million of cash and $955 million of total liquidity.

As of September 30, 2020, net homebuilding debt to net capital decreased to 32.9%, a reduction of 20.9% percentage points from 53.8% in the prior year quarter and a further sequential reduction of 460 basis points from 37.5%  at the end of second quarter of 2020.

Full Year 2020 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are extremely pleased with our third quarter performance which demonstrates the strength of our business model and sustained new home demand across our markets. As a result of these improved results and continued strong market conditions, we are providing full year guidance of deliveries in the range of 9,300 to 9,600 and homes sales revenues in the range of $2.8 billion to $3.0 billion.

Conference Call

The Company will host a webcast and conference call on Wednesday,  October 28, 2020 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s third quarter 2020 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through November 28, 2020, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13710258. A replay of the webcast will be available on the Company’s website.

About Century Communities:

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Offering new homes under the Century Communities and Century Complete brands, Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states across the U.S., and offers title, insurance and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “looking ahead,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2020, its intent to take certain actions to successfully navigate through the current COVID-19 crisis and the success of these actions on its future operating results. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, the potential impact of COVID-19 on the Company’s business, industry and broader economy, the ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Home sales revenues	$760,239	$573,860	$2,080,364	$1,705,798
Land sales and other revenues	2,105	6,083	25,516	8,837
Total homebuilding revenues	762,344	579,943	2,105,880	1,714,635
Financial services revenues	32,017	10,419	67,534	28,734
Total revenues	794,361	590,362	2,173,414	1,743,369
Homebuilding Cost of Revenues
Cost of home sales revenues	(627,364)	(469,834)	(1,718,545)	(1,407,519)
Cost of land sales and other revenues	(2,046)	(4,624)	(18,597)	(6,115)
Total homebuilding cost of revenues	(629,410)	(474,458)	(1,737,142)	(1,413,634)
Financial services costs	(14,511)	(8,174)	(36,841)	(22,750)
Selling, general, and administrative	(85,806)	(72,834)	(246,131)	(216,987)
Loss on debt extinguishment	—	—	—	(10,832)
Inventory impairment and other	—	—	(1,691)	—
Other income (expense)	251	(56)	(2,533)	(499)
Income before income tax expense	64,885	34,840	149,076	78,667
Income tax expense	(15,121)	(7,816)	(34,736)	(19,031)
Net income	$49,764	$27,024	$114,340	$59,636

Earnings per share:
Basic	$1.49	$0.88	$3.43	$1.96
Diluted	$1.48	$0.87	$3.41	$1.95
Weighted average common shares outstanding:
Basic	33,350,633	30,587,487	33,299,768	30,378,860
Diluted	33,731,252	30,906,235	33,556,650	30,641,194

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2020	2019
Assets	(unaudited)	(audited)
Cash and cash equivalents	$288,341	$55,436
Cash held in escrow	26,275	35,308
Accounts receivable	28,855	27,438
Inventories	1,872,337	1,995,549
Mortgage loans held for sale	187,494	185,246
Prepaid expenses and other assets	113,339	124,008
Property and equipment, net	31,550	35,998
Deferred tax assets, net	12,775	10,589
Goodwill	30,395	30,395
Total assets	$2,591,361	$2,499,967
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$48,448	$84,794
Accrued expenses and other liabilities	288,674	213,975
Notes payable	895,867	896,704
Revolving line of credit	—	68,700
Mortgage repurchase facilities	173,415	174,095
Total liabilities	1,406,404	1,438,268
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,350,633 and 33,067,375 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	334	331
Additional paid-in capital	693,269	684,354
Retained earnings	491,354	377,014
Total stockholders' equity	1,184,957	1,061,699
Total liabilities and stockholders' equity	$2,591,361	$2,499,967

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended
	September 30,
	2020	2019	% Change
West	470	235	100.0%
Mountain	653	419	55.8%
Texas	411	260	58.1%
Southeast	660	494	33.6%
Century Complete	1,010	638	58.3%
Total	3,204	2,046	56.6%

	Nine Months Ended
	September 30,
	2020	2019	% Change
West	1,195	767	55.8%
Mountain	1,741	1,290	35.0%
Texas	1,135	733	54.8%
Southeast	1,742	1,250	39.4%
Century Complete	2,443	2,046	19.4%
Total	8,256	6,086	35.7%

Home Deliveries

(dollars in thousands)

	Three Months Ended September 30,
	2020		2019		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	316	$596.5	228	$512.4	38.6%	16.4%
Mountain	514	$429.3	390	$424.8	31.8%	1.1%
Texas	307	$249.0	247	$278.4	24.3%	(10.6)%
Southeast	421	$362.7	341	$347.8	23.5%	4.3%
Century Complete	725	$168.2	685	$151.9	5.8%	10.7%
Total / Weighted Average	2,283	$333.0	1,891	$303.5	20.7%	9.7%

	Nine Months Ended September 30,
	2020		2019		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	862	$558.2	683	$533.0	26.2%	4.7%
Mountain	1,327	$415.8	1,168	$430.3	13.6%	(3.4)%
Texas	951	$247.3	626	$288.6	51.9%	(14.3)%
Southeast	1,304	$351.7	1,036	$343.5	25.9%	2.4%
Century Complete	2,183	$162.0	2,008	$150.7	8.7%	7.5%
Total / Weighted Average	6,627	$313.9	5,521	$309.0	20.0%	1.6%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of September 30,		Increase/(Decrease)
	2020	2019	Amount	% Change

West	18	21	(3)	(14.3)%
Mountain	39	46	(7)	(15.2)%
Texas	18	19	(1)	(5.3)%
Southeast	35	43	(8)	(18.6)%
Century Complete	N/A	N/A	N/A	N/A
Total	110	129	(19)	(14.7)%

N/A – Not applicable

Backlog

(dollars in thousands)

	As of September 30,
	2020			2019			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	535	$291,905	$545.6	302	$153,626	$508.7	77.2%	90.0%	7.3%
Mountain	787	348,908	$443.3	523	230,203	$440.2	50.5%	51.6%	0.7%
Texas	459	141,044	$307.3	288	79,536	$276.2	59.4%	77.3%	11.3%
Southeast	951	346,323	$364.2	684	243,712	$356.3	39.0%	42.1%	2.2%
Century Complete	967	181,269	$187.5	949	147,779	$155.7	1.9%	22.7%	20.4%
Total / Weighted Average	3,699	$1,309,449	$354.0	2,746	$854,856	$311.3	34.7%	53.2%	13.7%

Lot Inventory

	As of September 30,
	2020			2019			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,299	2,287	5,586	3,210	1,920	5,130	2.8%	19.1%	8.9%
Mountain	6,762	6,295	13,057	5,011	6,883	11,894	34.9%	(8.5)%	9.8%
Texas	3,308	4,094	7,402	3,589	2,663	6,252	(7.8)%	53.7%	18.4%
Southeast	3,571	5,046	8,617	4,484	2,719	7,203	(20.4)%	85.6%	19.6%
Century Complete	3,027	7,274	10,301	3,454	5,382	8,836	(12.4)%	35.2%	16.6%
Total	19,967	24,996	44,963	19,748	19,567	39,315	1.1%	27.7%	14.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of loss on debt extinguishment, inventory impairment, restructuring costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Numerator
Net income	$49,764	$27,024	$114,340	$59,636
Denominator
Weighted average common shares outstanding - basic	33,350,633	30,587,487	33,299,768	30,378,860
Dilutive effect of restricted stock units	380,619	318,748	256,882	262,334
Weighted average common shares outstanding - diluted	33,731,252	30,906,235	33,556,650	30,641,194
Earnings per share:
Basic	$1.49	$0.88	$3.43	$1.96
Diluted	$1.48	$0.87	$3.41	$1.95

Adjusted earnings per share
Numerator
Income before income tax expense	$64,885	$34,840	$149,076	$78,667
Inventory impairment and other	—	—	1,691	—
Restructuring costs	—	—	1,584	—
Loss on debt extinguishment	—	—	—	10,832
Purchase price accounting for acquired work in process inventory	—	—	—	1,724
Adjusted income before income tax expense	64,885	34,840	152,351	91,223
Adjusted income tax expense(1)	(15,121)	(7,816)	(35,499)	(22,069)
Adjusted net income	49,764	27,024	116,852	69,154

Denominator - Diluted	33,731,252	30,906,235	33,556,650	30,641,194

Adjusted diluted earnings per share	$1.48	$0.87	$3.48	$2.26

(1)

The tax rate used in calculating adjusted net income for the three and nine months ended September 30, 2020 was 23.3% which is reflective of the Company’s GAAP tax rate for the applicable period, as adjusted for certain discrete items. For the three and nine months ended September 30, 2019 the tax rate utilized was 22.4% and 24.2%, respectively, representing our GAAP tax rate adjusted for certain discrete items.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding impairment, interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment, indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended September 30,

	2020	%	2019	%

Home sales revenues	$760,239	100.0%	$573,860	100.0%
Cost of home sales revenues	(627,364)	(82.5)%	(469,834)	(81.9)%
Gross margin from home sales	132,875	17.5%	104,026	18.1%
Add: Interest in cost of home sales revenues	19,050	2.5%	14,258	2.5%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	151,925	20.0%	118,284	20.6%
Add: Purchase price accounting for acquired work in process inventory	—	—%	—	—%
Adjusted homebuilding gross margin excluding interest, inventory impairment and other and purchase price accounting for acquired work in process inventory	$151,925	20.0%	$118,284	20.6%

	Nine Months Ended September 30,

	2020	%	2019	%

Home sales revenues	$2,080,364	100.0%	$1,705,798	100.0%
Cost of home sales revenues	(1,718,545)	(82.6)%	(1,407,519)	(82.5)%
Inventory impairment and other	(1,691)	(0.1)%	—	—%
Gross margin from home sales	360,128	17.3%	298,279	17.5%
Add: Inventory impairment and other	1,691	0.1%	—	—%
Add: Interest in cost of home sales revenues	51,429	2.5%	41,499	2.4%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	413,248	19.9%	339,778	19.9%
Add: Purchase price accounting for acquired work in process inventory	—	—%	1,724	0.1%
Adjusted homebuilding gross margin excluding interest, inventory impairment and other and purchase price accounting for acquired work in process inventory	$413,248	19.9%	$341,502	20.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) loss on debt extinguishment, (v) inventory impairment and other, (vi) depreciation and amortization expense, and (vii) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Net income	$49,764	$27,024	84.1%	$114,340	$59,636	91.7%
Income tax expense	15,121	7,816	93.5%	34,736	19,031	82.5%
Interest in cost of home sales revenues	19,050	14,258	33.6%	51,429	41,499	23.9%
Interest expense (income)	(182)	—	NM	(1,029)	15	(6,960.0)%
Depreciation and amortization expense	3,245	3,597	(9.8)%	10,088	9,793	3.0%
EBITDA	86,998	52,695	65.1%	209,564	129,974	61.2%
Loss on debt extinguishment	—	—	—	—	10,832	NM
Inventory impairment and other	—	—	—	1,691	—	NM
Restructuring costs	—	—	—	1,584	—	NM
Purchase price accounting for acquired work in process inventory	—	—	—	—	1,724	NM
Adjusted EBITDA	$86,998	$52,695	65.1%	$212,839	$142,530	49.3%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash and cash equivalents and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	September 30,	December 31,
	2020	2019
Total homebuilding debt	$895,867	$965,404
Total stockholders' equity	1,184,957	1,061,699
Total capital	$2,080,824	$2,027,103
Homebuilding debt to capital	43.1%	47.6%

Total homebuilding debt	$895,867	$965,404
Cash and cash equivalents	(288,341)	(55,436)
Cash held in escrow	(26,275)	(35,308)
Net homebuilding debt	581,251	874,660
Total stockholders' equity	1,184,957	1,061,699
Net capital	$1,766,208	$1,936,359

Net homebuilding debt to net capital	32.9%	45.2%

Contact Information:

Hunter Wells, Vice President of Investor Relations

719-426-3520

Hunter.Wells@CenturyCommunities.com

Category:
Earnings